Exhibit 99.1

XTRA-GOLD RESOURCES CORP.

NEWS RELEASE	October 14, 2008

DRILL PROGRAM AND OPERATIONAL UPDATE

XTRA-GOLD RESOURCES CORP. (the ‘Company’) – ‘XTGR’ (OTCBB-NASD) announces that its diamond drilling program at the Kibi Gold Trend is progressing well. We are currently drilling hole #13. The Company is currently projecting less than 4,000 meters of drilling, of the originally planned 5,000 meters, will be carried out. Therefore, we should be under the original budget.

With respect to our mining operation, the production of the mineralized material has been stopped. Some of the local farmers are demanding to be paid more crop compensation in an area that we were mining. The Company does not believe it is in the best interest of its shareholders to pay additional crop compensation as the compensation previously agreed to between the parties has been paid. This dispute needs to be resolved before operations can restart. During this down time, the Company’s Management will analyze more economic ways of mining the mineralized material.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with our properties located in Ghana, West Africa.

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore at (233) 242114692 or Peter Minuk, Vice-President, Finance at (416) 366-4227.